Exhibit 99.1

CENTRAL GARDEN & PET ANNOUNCES EXECUTIVE APPOINTMENT

Walnut Creek, CA – (May 22, 2017) – Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today announced the appointment of Nicholas “Niko” Lahanas as Chief Financial Officer.

Lahanas has worked at Central Garden & Pet for over ten years, holding a variety of Finance positions within the company. He most recently served as a SVP Finance, Operations Management & Reporting and CFO of Central’s Pet Segment. Formerly he held positions as VP of Corporate Financial Planning & Analysis, and Director of Business Performance, focusing on business unit profitability. Prior to joining Central, Niko worked in Private Equity and Investment Banking for over eight years. He holds a Masters of Business Administration degree from The George Washington University and a Bachelor of Arts degree in Psychology from University of California, Berkeley.

Lahanas will report to President & CEO George Roeth. Roeth commented, “Niko is a proven leader who has been a valuable asset to the organization in helping it evolve and grow over the last ten years. His experience in many financial, strategic and operating aspects of the organization will be invaluable as Central seeks to continue its strong performance in the years ahead.”

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products under the PENNINGTON® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands AQUEON®, CORALIFE®, SEGREST and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS™, CADET®, DMC™, K&H Pet Products®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, HORSE HEALTH™ and VITAFLEX®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,100 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.

Contact: Steve Zenker

Vice President, Investor Relations & Communications

Central Garden & Pet Company

925-948-3657

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